UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019 ( September 30, 2019 )

CoStar Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW,	Washington,	DC	20005
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.     Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 30, 2019, CoStar Realty Information, Inc., a Delaware corporation (“CRI”), CoStar Portfolio Strategy, LLC, a Delaware limited liability company (“CPS” and, together with CRI, “Buyers”) and, solely for the purposes set forth therein, CoStar Group, Inc., a Delaware corporation (“CoStar”), entered into a Securities Purchase Agreement (the “Agreement”) with Smith Family Trust (“SF Trust”), The Alexander R. Smith STR Trust (“ARS Trust”), Randell Smith, a resident of the state of Tennessee (“Smith”, together with the SF Trust and ARS Trust, the “STR Sellers”), RCAS, LLC, a Tennessee limited liability company (the “STRG Seller”) (the STR Sellers and the STRG Seller, together, the “Sellers”), STR, Inc., a Tennessee corporation (“STR”), STR Global, Ltd., a private company incorporated and registered in England and Wales (“STRG” and, together with STR, the “Companies”), and Randell Smith, in his capacity as sellers’ representative (“Sellers’ Representative”). Pursuant to the Agreement and certain ancillary agreements, and subject to the terms and conditions set forth therein, Buyers will acquire all of the issued and outstanding equity interests of each of STR and STRG (the “Acquisition”), for an aggregate purchase price of $450 million in cash, subject to certain adjustments. A separate purchase agreement was concurrently entered into with the minority shareholder of STRG to acquire his shares in connection with the Acquisition.

The completion of the Acquisition is subject to customary conditions, including, among others, (a) the absence of any law or order prohibiting the closing and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each of the Sellers, the Companies, and the Buyers have made customary representations and warranties in the Agreement. The Companies also have agreed to various covenants, including, among others, (i) to conduct the business in the ordinary course during the period between the date of the Agreement and the closing of the Acquisition and to refrain from taking various non-ordinary course actions during that period, in each case, subject to certain exceptions (ii) not to solicit proposals relating to alternative transactions to the Acquisition, and (iii) to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, as promptly as practicable, all things necessary, proper and advisable under applicable laws, or as requested by any governmental entity, to permit the consummation of the Acquisition to occur as promptly as practicable, subject to certain exceptions. The Sellers and certain other related parties have also agreed to refrain from competing with the Companies and to refrain from soliciting the Companies’ employees, customers, subscribers or suppliers (subject to limited exceptions) for a period of three years from the closing of the Acquisition.

The Agreement may be terminated by the Buyers, on the one hand, or the Sellers and the Companies, on the other hand, under certain circumstances, including if the Acquisition is not consummated by January 1, 2020 (which date may, subject to certain exceptions, be extended to July 1, 2020 under certain circumstances). The Agreement further provides that, upon the termination of the Agreement under specified circumstances in which certain antitrust approvals are not obtained, or a governmental order related to antitrust or competition matters prohibits the consummation of the Acquisition, the Buyers will be required to pay to the Sellers a cash termination fee of $22.5 million.

The foregoing description of the Agreement is included to provide you with information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.  The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the Agreement, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between Buyers, on the one hand, and the Sellers and the Companies, on the other hand, rather than establishing matters as facts.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in CoStar’s public disclosures.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1
Securities Purchase Agreement, dated as of September 30, 2019, among CoStar Group, Inc., CoStar Realty Information, Inc., CoStar Portfolio Strategy, LLC, STR, Inc., STR Global, Ltd., the seller parties thereto, and Randell Smith, in his capacity as Sellers’ Representative.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	October 1, 2019	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer